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                                                               EXHIBIT (A)(5)(A)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer is made solely by the offer to purchase, dated June 22, 2004, and the related letters of transmittal, and any amendments or supplements thereto. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making or acceptance of offers to sell shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Gartner, Inc. by Goldman, Sachs & Co., the dealer manager for the tender offer, or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.
                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                                 GARTNER, INC.
              UP TO 11,298,630 SHARES OF ITS COMMON STOCK, CLASS A
                                      AND
              UP TO 5,505,305 SHARES OF ITS COMMON STOCK, CLASS B
   (INCLUDING, IN EACH CASE, THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT GREATER THAN $13.50
                         NOR LESS THAN $12.50 PER SHARE

     Gartner, Inc., a Delaware corporation ("Gartner"), is offering to purchase for cash up to 11,298,630 shares of its Common Stock, Class A, par value $0.0005 per share ("Class A Shares"), and up to 5,505,305 shares of its Common Stock, Class B, par value $0.0005 per share ("Class B Shares"), including, in each case, the associated preferred stock purchase rights issued under the Amended and Restated Rights Agreement, dated as of August 31, 2002, with Mellon Investor Services LLC (as successor Rights Agent of Fleet National Bank), as amended by Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of June 30, 2003, upon the terms and subject to the conditions set forth in the offer to purchase, dated June 22, 2004 (the "Offer to Purchase") and the accompanying letters of transmittal (the "Letters of Transmittal"), as each may be amended and supplemented from time to time. Gartner is inviting its stockholders to tender their shares at prices specified by the tendering stockholder that are not greater than $13.50 nor less than $12.50 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer.

     THE TENDER OFFER IS CONDITIONED ON AT LEAST 1,680,394 SHARES BEING TENDERED. THE TENDER OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL.

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JULY 30, 2004, UNLESS GARTNER EXTENDS THE TENDER OFFER.

     THE BOARD OF DIRECTORS OF GARTNER HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER GARTNER NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ITS STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PRICE OR PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH THEY SHOULD TENDER THEIR SHARES. IN SO DOING, STOCKHOLDERS SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTERS OF TRANSMITTAL, INCLUDING GARTNER'S REASONS FOR MAKING THE TENDER OFFER. ALL OF GARTNER'S DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES, INCLUDING VA PARTNERS, L.L.C. AND CERTAIN OF ITS AFFILIATES WHICH COLLECTIVELY OWN APPROXIMATELY 8.2% OF GARTNER'S CLASS A SHARES AND 18.2% OF GARTNER'S CLASS B SHARES AND ARE AFFILIATED WITH JEFFREY W. UBBEN, ONE OF THE NOMINEES STANDING FOR ELECTION AS A DIRECTOR AT GARTNER'S ANNUAL MEETING OF STOCKHOLDERS SCHEDULED FOR JUNE 30, 2004, HAVE ADVISED GARTNER THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. HOWEVER, SILVER LAKE (AS DEFINED BELOW) HAS AGREED TO SELL CLASS A SHARES TO GARTNER FOLLOWING THE SUCCESSFUL COMPLETION OF THE TENDER OFFER, AS DESCRIBED IN THE FOLLOWING PARAGRAPH.

     On June 17, 2004, Gartner entered into an agreement (the "Silver Lake Stock Purchase Agreement") with Silver Lake Partners, L.P. and certain of its affiliates ("Silver Lake"), which collectively own approximately 44.9% of Gartner's Class A Shares and are affiliated with directors Glenn H. Hutchins and David J. Roux, under which Gartner agreed to
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purchase from Silver Lake 9,196,065 Class A Shares, subject to adjustment as follows (provided that in no event will more than 12,000,000 Class A Shares be purchased from Silver Lake): (a) if the aggregate number of Class A Shares sought in the tender offer is increased or decreased, then the number of Class A Shares purchased from Silver Lake will be proportionally increased or decreased, respectively, and (b) if the tender offer for the Class A Shares is not fully subscribed, then the number of Class A Shares purchased from Silver Lake will be increased by that number of Class A Shares equal to the difference between the number of Class A Shares sought in the tender offer as of the expiration date and the actual number of Class A Shares tendered and accepted for payment in the tender offer. This purchase will be at the same price per Class A Share as is paid in the tender offer, and will occur on the eleventh business day following the date that funds are made available by Gartner to the depositary for the settlement of shares tendered and accepted in the tender offer. Silver Lake has also agreed not to tender any of its shares in the tender offer. Silver Lake is prohibited under the Silver Lake Stock Purchase Agreement from selling Class A Shares or purchasing Class A Shares or Class B Shares during the tender offer and until 11 business days following the tender offer.

     Based upon the number of shares tendered and the prices specified by the tendering stockholders, Gartner will determine, upon the terms and subject to the conditions of the tender offer, the lowest single price within the $12.50 to $13.50 range that will allow it to buy 11,298,630 Class A Shares or such fewer number of Class A Shares as are properly tendered within that price range and not properly withdrawn. Similarly, Gartner will determine, upon the terms and subject to the conditions of the tender offer, the lowest single price within the $12.50 to $13.50 range that will allow it to buy 5,505,305 Class B Shares or such fewer number of Class B Shares as are properly tendered within that price range and not properly withdrawn. Gartner will purchase all shares properly tendered, and not properly withdrawn, prior to the "expiration date" (as defined below) at the relevant purchase price, upon the terms and subject to the conditions of the tender offer including the "odd lot," proration and conditional tender provisions.

     Under no circumstances will Gartner pay interest on the purchase price for the shares, regardless of any delay in making payment. Gartner will acquire all shares of a given class acquired in the tender offer at the relevant purchase price regardless of whether the stockholder selected a lower price. The term "expiration date" means 5:00 p.m., New York City time, on Friday, July 30, 2004, unless and until Gartner, in its sole discretion, subject to the terms of the Silver Lake Stock Purchase Agreement, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by Gartner, shall expire. Gartner reserves the right, in its sole discretion, subject to the terms of the Silver Lake Stock Purchase Agreement, to purchase more than 11,298,630 Class A Shares and/or 5,505,305 Class B Shares under the tender offer, subject to applicable law.

     For purposes of the tender offer, Gartner will be deemed to have accepted for payment, and therefore purchased, shares properly tendered (and not properly withdrawn) at or below the relevant purchase price, subject to the odd lot, proration and conditional tender provisions of the tender offer, only when, as and if Gartner gives oral or written notice to Mellon Investor Services LLC, the depositary for the tender offer, of its acceptance for payment of shares under the tender offer. Gartner will make payment for shares tendered and accepted for payment under the tender offer only after timely receipt by the depositary of certificates for such shares or of timely confirmation of a book-entry transfer of such shares into the depositary's account at the "book-entry transfer facility" (as defined in the Offer to Purchase), a properly completed and duly executed Letters of Transmittal or a manually signed facsimile thereof or in the case of a book-entry transfer, an "agent's message" (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal.

     Upon the terms and subject to the conditions of the tender offer, if more than 11,298,630 Class A Shares, and 5,505,305 Class B Shares, or such greater number of shares of the applicable class as Gartner may elect to purchase, subject to applicable law, have been properly tendered, and not properly withdrawn prior to the expiration date at prices at or below the applicable purchase price, Gartner will purchase properly tendered shares of each class on the following basis:

     - first, from all holders of "odd lots" (holders of less than 100 Class A Shares or Class B Shares) who properly tender all their shares of the applicable class at or below the applicable purchase price selected by Gartner and do not properly withdraw them before the expiration date (partial tenders will not qualify for this preference); provided, however, that if Gartner's repurchase of "odd lots" would result in either class of shares being held of

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       record by less than 300 persons, then Gartner will not give priority to holders of "odd lots" of such class and such holders will be treated for purposes of the tender offer as if they were not holders of "odd lots";

     - second, on a pro rata basis from all other stockholders who properly tender shares at or below the applicable purchase price selected by Gartner with respect to such shares, other than stockholders who tender conditionally and whose conditions are not satisfied; and

     - third, only if necessary to permit Gartner to purchase 11,298,630 Class A Shares or 5,505,305 Class B Shares, as applicable, (or such greater number of shares as Gartner may elect to purchase, subject to applicable law) from holders who have tendered shares at or below the applicable purchase price, subject to the condition that Gartner purchase a specified minimum number of the holder's shares of the applicable class if Gartner purchases any of the holder's shares of such class in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders that conditionally tender their shares must have tendered all of their shares of the applicable class.

     Gartner will return all other tendered shares that it has not purchased promptly after the expiration date.

     Gartner expressly reserves the right, in its sole discretion and subject to the terms of the Silver Lake Stock Purchase Agreement, at any time and from time to time, to extend the period of time during which the tender offer is open for either class and thereby delay acceptance for payment of, and payment for, any shares of such class by giving oral or written notice of such extension to the depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. During any such extension, all shares of such class previously tendered and not properly withdrawn will remain subject to the tender offer and to the right of a tendering stockholder to withdraw such stockholder's shares.

     Gartner's management and Board of Directors have thoroughly evaluated Gartner's operations, financial condition, capital needs, strategy and expectations for the future and believe that the tender offer is a prudent use of its financial resources given its business profile and assets, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its stockholders. Gartner currently has no debt and anticipates that it will have adequate cash generating capacity and no immediate need for the accumulation of cash, and expects that its current cash balances, anticipated cash flows from operations and borrowing capacity exceed its capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. The tender offer represents the opportunity for Gartner to return cash to stockholders who elect to tender their shares at a premium over the recent trading prices for the shares without the usual transaction costs associated with open market sales, while at the same time increasing non-tendering stockholders' proportionate interest in Gartner and thus in Gartner's future earnings and assets at no additional cost to them. Gartner believes the tender offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this.

     Generally, a stockholder will be subject to U.S. federal income taxation when the stockholder receives cash from Gartner in exchange for the shares that the stockholder tenders.

     Tenders of shares under the tender offer are irrevocable, except that such shares may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Gartner under the tender offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Tuesday, August 17, 2004. For such withdrawal to be effective, Mellon Investor Services LLC must timely receive a written, telegraphic or facsimile transmission notice of withdrawal at its address set forth on the back cover page of the Offer to Purchase. Stockholders who have submitted multiple Letters of Transmittal with respect to tenders at different prices and/or tenders of different classes must submit separate notices of withdrawal corresponding to each such Letter of Transmittal previously submitted in order to properly withdraw their shares. Any such notice of withdrawal must specify the name of the tendering stockholder, the number and class of shares to be withdrawn and the name of the registered holder of such shares.

     If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an "eligible guarantor institution" (as defined in the Offer to Purchase), unless such shares have been tendered for the account of an eligible guarantor institution. If shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice

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of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility's procedures.

     Gartner will determine, in its sole discretion, all questions as to the form and validity of any notice of withdrawal, including the time of receipt, and such determination will be final and binding. None of Gartner, Mellon Investor Services LLC, as the depositary, Georgeson Shareholder Communications, Inc., as the information agent, Goldman, Sachs & Co., as the dealer manager, or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     Gartner is mailing promptly the Offer to Purchase and the related Letters of Transmittal to record holders of shares whose names appear on Gartner's stockholder list and will furnish the Offer to Purchase and the related Letters of Transmittal to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD READ CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. Stockholders may obtain additional copies of the Offer to Purchase and Letters of Transmittal from the information agent at the address and telephone number set forth below. The information agent will promptly furnish to stockholders additional copies of these materials at Gartner's expense.

     Please direct any questions or requests for assistance to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Please direct requests for additional copies of the Offer to Purchase, the Letters of Transmittal or the notices of guaranteed delivery to the information agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, please contact the depositary.

                 The Information Agent for the tender offer is:

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                                17 State Street
                            New York, New York 10004
                 Banks and Brokerage Firms Call: (212) 440-9800
                   All Others Call Toll Free: (888) 279-4024

                  The Dealer Manager for the tender offer is:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                              Call: (212) 902-1000
                         Call Toll Free: (800) 323-5678

June 22, 2004

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